United States securities and exchange commission logo





                    October 24, 2022

       Rhonda Keaveney
       Chief Executive Officer
       Eline Entertainment Group, Inc.
       7339 E. Williams Drive
       Unit 26496
       Scottsdale, AZ 85255

                                                        Re: Eline Entertainment
Group, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 24,
2022
                                                            File No. 000-30451

       Dear Rhonda Keaveney:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction